SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549




                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                Date of report (date of earliest event reported):
                       January 27, 2005 (January 25, 2005)



                         FASTFUNDS FINANCIAL CORPORATION
                ------------------------------------------------
               (Exact name of registrant as specified in charter)



    Nevada                          333-1026D                         87-0425514
----------------              ----------------------      ----------------------
(State or other              (Commission file number)              (IRS employer
 jurisdiction of                                          identification number)
  incorporation)



                       11100 Wayzata Boulevard, Suite 111
                              Minnetonka, MN 55305
                ------------------------------------------------
               (Address of principal executive offices, zip code)

       Registrant's telephone number, including area code: (952) 541-0455

ITEM 1.02         TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

         Effective Tuesday, January 25, 2005, FastFunds Financial Corporation (the "Company") has terminated the certain Stock Purchase Agreement (the "Stock Purchase Agreement"), Escrow Agreement ("Escrow Agreement") and Registration Rights Agreement ("Registration Rights Agreement") (collectively the "Agreements") with Seaside Investments PLC ("Seaside") as reported in a Current Report on Form 8-K dated August 30, 2004 under Item 1.01.

         Pursuant to the Stock Purchase Agreement, the Company had agreed to sell and issue, subject to certain conditions, 800,000 shares of its common stock to Seaside in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). In addition to the 800,000 common shares, the Company was to issue 40,000 common shares to a third party in connection with advisory services. In exchange, the Company was to receive ordinary (i.e., common) shares of Seaside (less five percent of such shares which were to be payable directly to the third-party investment advisor). As a condition to the effectiveness of the transaction and the Company's obligation to issue shares, Seaside was required to have its ordinary shares listed for trading on the London Stock Exchange. The Company has terminated the Agreements due to the failure by Seaside to effectuate the listing of these shares as required.

         The Company incurred no early termination penalties as a result of the termination of the Agreements and all shares issued and held in escrow pending closing of the transaction will be cancelled and returned to the authorized but unissued shares of common stock of the Company.

                                   SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                        FASTFUNDS FINANCIAL CORPORATION


Date:  January 27, 2005                 By:/s/  Ijaz Anwar
                                           -----------------------------------
                                           Ijaz Anwar, Chief Financial Officer